UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2008

OMPHALOS, CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-32341	84-1482082
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

Unit 2, 15 Fl., 83, Nankan Rd. Sec. 1,
Luchu Taoyuan County
Taiwan
(Address of principal executive offices) (zip code)

011-8863-322-9658
(Registrant's telephone number, including area code)

1390 Monterey Pass Road,
Monterey Park, CA 91754
(Former name or former address, if changed since last report)

Copies to:
Marc J. Ross, Esq.
Jared Daniel Verteramo, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

Effective April, 15, 2008, Soyodo Group Holdings, Inc. (“Soyodo”) filed a Certificate of Amendment to its Certificate of Incorporation with the Secretary of State of Delaware, to effect a one (1) for three (3) reverse split of the issued and outstanding common shares of Soyodo whereby every three shares of common stock held were exchanged for one share of common stock. As a result, the issued and outstanding shares of common stock were reduced from 90,191,276 prior to the reverse split to approximately 30,063,759 following the reverse stock split. The authorized capital remained at 120,000,000 shares of common stock and any shareholder who beneficially owned a fractional share of common stock after the reverse stock split had their fractional share rounded up to the nearest whole share.

Effective April 18, 2008 Soyodo entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Omphalos, Corp., a Nevada corporation (“Omphalos”). Pursuant to the Merger Agreement, Soyodo was merged with and into the surviving corporation, Omphalos, hereinafter referred to as the “Company.” The certificate of incorporation and bylaws of the surviving corporation became the certificate of incorporation and bylaws of the Company, and the directors and officers of Soyodo became the members of the board of directors and officers of the Company. Following the execution of the Merger Agreement, the Company filed with the Secretary of State of Delaware and Nevada, a Certificate of Merger, which is attached as an exhibit hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
2.1	Agreement and Plan of Merger
3.1	Certificate of Merger filed with the Secretary of State of Delaware
3.2	Certificate of Merger filed with Secretary of State of Nevada
3.3	Certificate of Amendment to the Articles of Incorporation

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMPHALOS, CORP.

Dated: April 29, 2008	By:	/s/ Sheng-Peir Yang
Name: Sheng-Peir Yang
Title: Chief Executive Officer